Exhibit 10.1

March 6th, 2026

cooperation agreement

between

OMNIA Group Holdings AG

and

Oelion AB

and

Nuvve Holding Corp.

i

Exhibits

Exhibit (E)	Oelion AB Lease Agreement And Grid Access (50MW)
Exhibit 2.1	European Projects
Exhibit 3.3(a)	Aggregation Service Agreement Terms
Exhibit 3.3(b)	Engineering and Managerial Consulting Service Agreement Terms
Exhibit 3.3(c)	Payment Schedule for Engineering and Managerial Consulting Services
Exhibit 6.2.6(a)	Consideration, Vesting and Escrow

ii

THIS Cooperation Agreement (the “CA”) is entered into on March 6th, 2026 (“Signing Date”)

between

(1)	Oelion AB, a company organized under the laws of Sweden, with its registered office at Kungsportsavenyen 26, Box 19055, 400 12 Göteborg

– hereinafter the “Swedish SPV” –

(2)	Nuvve Holding Corp., a corporation organized under the laws of Delaware, with its registered office at at 2488 Historic Decatur Road, Suite 230, San Diego, Ca 92106.

– hereinafter the “Nuvve” –

(3)	OMNIA Group Holdings AG, a company organized under the laws of Switzerland, with its registered office at c/o Gyseler AG, Ruessenstrasse 6, 6340 Baar

– hereinafter the “OMNIA” –

Each of the Swedish SPV, Nuvve and OMNIA shall hereinafter individually be referred to as “Party” and collectively as “Parties”.

PREAMBLE

(A)	WHEREAS this Preamble is designed to only facilitate the reading of this Agreement; nothing stated in this Preamble is intended to be used for interpreting this Agreement. Binding rights and obligations of the Parties are only created by the provisions of this Agreement following this Preamble.

(B)	WHEREAS OMNIA is the ultimate parent company of the Swedish SPV.

(C)	WHEREAS Nuvve is a publicly traded corporation listed on Nasdaq and is engaged in, inter alia, the business of vehicle-to-grid technology and energy aggregation services.

(D)	WHEREAS the Parties wish to establish a cooperation and understanding regarding their ongoing business relationship. Therefore, they wish, for the benefit of Nuvve, to establish (i) a right of first refusal and (ii) an exclusive right to provide energy aggregation services as well as engineering and managerial consulting services to any new project of OMNIA and its Affiliates in Europe.

(E)	WHEREAS the Parties wish to establish an option right for Nuvve to acquire certain assets from the Swedish SPV. As of the Signing Date, the Swedish SPV does not own all of the assets. The current state is as follows:

-	The Swedish SPV is expected to own and operate a 50 MW battery energy storage system (BESS) project located at Marviken, Sweden (the “Envisaged Project”) and to hold an interconnection agreement with the relevant grid operator regarding the interconnection of the Envisaged Project to the electricity grid (the “Interconnector Agreement”).

-	The Swedish SPV is a party as tenant to a lease agreement concerning the land in Marviken, Sweden, where the site of the Envisaged Project is located (“Lease Agreement”). The Lease Agreement is attached hereto as Exhibit (E).

(F)	WHEREAS the Parties wish to enter into an aggregation service agreement once the Envisaged Project is operational. In light of this, the Parties wish to establish another option right for Nuvve to provide such aggregation services in relation to the Envisaged Project.

(G)	WHEREAS the Parties wish to enter into a consulting service agreement between the Swedish SPV and Nuvve for the operation of the Envisaged Project. OMNIA shall serve as guarantor for the obligations of the Swedish SPV under these agreements.

Therefore, the Parties enter into the following

COOPERATION AGREEMENT

1.	Defined Terms

In this Agreement, except where set forth otherwise, the following terms shall have the following meanings:

Admitted Liability	shall have the meaning as set forth in Section 6.2.11(d)(iii).
Affiliate	“Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with one of the Parties. For this purpose, “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
Agreement	shall have the meaning as set forth in Section 6.2.
Aggregation Exercise Notice	shall have the meaning as set forth in Section 5.2.
Aggregation Option Period	shall have the meaning as set forth in Section 5.3.
Aggregation Option Right	shall have the meaning as set forth in Section 5.1.
Aggregation Service Agreement	shall have the meaning as set forth in Section 5.1.
Assumed Liabilities	shall have the meaning as set forth in Section 6.2.3.
CA	shall have the meaning as set forth before the Preamble.
Consulting Service Agreement	shall have the meaning as set forth in Section 4.
Dispute Statement	shall have the meaning as set forth in Section 6.2.11(d)(iv).
Envisaged Project	shall have the meaning as set forth in Preamble (E).

European Projects	shall have the meaning as set forth in Section 2.1.
Excluded Assets	shall have the meaning as set forth in Section 6.2.2.
Excluded Liabilities	shall have the meaning as set forth in Section 6.2.4.
Exercise Notice	shall have the meaning as set forth in Section 6.1.4.
Indemnifying Party	shall have the meaning as set forth in Section 6.2.11(d)(i).
Indemnified Party	shall have the meaning as set forth in Section 6.2.11(d)(i).
Interconnector Agreement	shall have the meaning as set forth in Preamble (E).
Lease Agreement	shall have the meaning as set forth in Preamble (E).
Losses	shall have the meaning as set forth in Section 6.2.11(b).
Nuvve	shall have the meaning as set forth before the Preamble.
Nuvve Indemnified Parties	shall have the meaning as set forth in Section 6.2.11(b).
OMNIA	shall have the meaning as set forth before the Preamble.
Option Consideration	shall mean 12,000 shares of Preferred Stock.
Option Period	shall have the meaning as set forth in Section 6.1.5.
Option Right	shall have the meaning as set forth in Section 6.1.1.
Parties	shall have the meaning as set forth before the Preamble.
Party	shall have the meaning as set forth before the Preamble.
Preferred Stock	shall have the meaning as set forth in Exhibit 6.2.6(a).
ROFR	shall have the meaning as set forth in Section 2.1.
ROFR Notice	shall have the meaning as set forth in Section 2.2.

Signing Date	shall have the meaning as set forth before the Preamble.
Sold Assets	shall have the meaning as set forth in Section 6.2.1.
Survival Date	shall have the meaning as set forth in Section 6.2.11(a).
Swedish SPV	shall have the meaning as set forth before the Preamble.
Swedish SPV Indemnified Parties	shall have the meaning as set forth in Section 6.2.11(c).
Taxes	shall have the meaning as set forth in Section 6.2.2(e).
Tax Period	shall have the meaning as set forth in Section 6.2.2(e).
Transaction	shall have the meaning as set forth in Section 6.1.1.
2.	Right of First Refusal

2.1	OMNIA shall, and hereby undertakes to procure that each of its Affiliates shall, grant Nuvve an exclusive right of first refusal (the “ROFR”) with respect to new battery energy storage system projects developed, or to be developed, or owned by OMNIA or its Affiliates in Europe (the “European Projects”). The existing European Projects are listed in Exhibit 2.1. “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with OMNIA. For this purpose, “control” means the possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

2.2	The ROFR shall be triggered if OMNIA or any of its Affiliates receives a bona fide third-party offer to acquire or invest in any European Project. Upon receipt of such offer, OMNIA shall provide Nuvve with written notice (the “ROFR Notice”) containing the material terms and conditions of the third-party offer.

2.3	Nuvve should have 30 calendar days from receipt of the ROFR Notice to elect to acquire the European Project on the same terms and conditions as set forth in the third-party offer by providing written notice to OMNIA.

2.4	If Nuvve timely elects to exercise the ROFR, Nuvve and OMNIA shall proceed to negotiate and execute definitive agreements for the acquisition of the European Project on the terms set forth in the ROFR Notice. Notwithstanding the terms set forth in the ROFR Notice, Nuvve and OMNIA shall agree on terms not less favorable to Nuvve than the terms set out in Sections 6.2.9 to 6.2.11 below, as applicable, unless Nuvve agrees to terms less favorable.

2.5	If Nuvve does not timely exercise the ROFR, OMNIA and its Affiliates shall be free to proceed with the transaction with the third party on the same terms and conditions as set forth in the ROFR Notice for a period of 30 calendar days. If the transaction with the third party is not consummated within such period, the ROFR shall again apply to the European Project.

2.6	The ROFR shall commence on the Signing Date and shall continue for a period of 15 years, unless earlier terminated in accordance with its terms.

2.7	Following the Signing Date, the Parties shall in good faith discuss and agree on a binding ROFR Term Sheet, which shall set out the minimum commercial and legal terms applicable to any transaction carried out pursuant to Nuvve’s exercise of the ROFR. The ROFR Term Sheet, once agreed, shall apply to all ROFR transactions regardless of deviating terms in any third-party offer, unless such terms are expressly more favourable to Nuvve.

2.8	The ROFR shall be binding on OMNIA, the Swedish SPV, OMNIA’s other Affiliates and each of their successors.

3.	Exclusivity for Services

3.1	OMNIA hereby grants Nuvve an exclusive right to provide (i) energy aggregation services and (ii) engineering and managerial consulting services for all European Projects.

3.2	For the avoidance of doubt, this exclusivity is intended to ensure that, with respect to any European Project, Nuvve shall be the sole provider (directly or indirectly through its Affiliates or designees) of energy aggregation services as well as engineering and managerial services to the relevant project, owner or operator, as applicable.

3.3	OMNIA shall, and hereby undertakes to procure that each of its Affiliates shall, grant and observe an exclusivity in favor of Nuvve on terms no less favorable to Nuvve than those set forth in Exhibit 3.3(a) (energy aggregation services) and Exhibit 3.3(b) (engineering and managerial consulting services). Unless otherwise agreed between OMNIA and Nuvve, or their Affiliates responsible for the specific European Project, the monthly instalments to be paid in advance to Nuvve for the provision of engineering and managerial consulting services are set out in Exhibit 3.3(c).

3.4	OMNIA shall not, and shall procure that its Affiliates shall not, appoint or engage any third party to provide energy aggregation services or engineering and managerial consulting services for any European Project.

3.5	The exclusivity pursuant to this Section 3 shall not apply with respect to a specific European Project only if and to the extent that Nuvve has provided a written declination to provide energy aggregation services or engineering and managerial consulting services for such European Project.

3.6	The exclusivity under this Section 3 shall commence on the Signing Date and continue for a period of fifteen (15) years. For the avoidance of doubt, this term is aligned with the term specified in Section 2.6 for the ROFR in respect of European Projects.

3.7	The Parties acknowledge that the intention of this Section 3 is complementary to, and does not limit, the obligation of the Parties to enter into the Consulting Service Agreements as defined in Section 4 below, and that this Section 3 is to be interpreted in a manner that preserves such obligation and Nuvve’s exclusivity set forth therein.

3.8	OMNIA shall, and shall procure that its Affiliates shall, do all acts and things, and execute all further instruments and documents, as are reasonably necessary to give full effect to Nuvve’s exclusivity under this Section 3.

3.9	A declination by Nuvve pursuant to this Section 3 shall not affect (i) any existing agreements, (ii) the validity of the exclusivity rights under this Section 3, or (iii) Nuvve’s ability to enter into future agreements under this Section 3.

4.	Service Agreement Obligation

On the Signing Date, the Parties shall enter into a service agreement pursuant to which Nuvve shall provide engineering and managerial consulting services to the Swedish SPV in connection with the Envisaged Project substantially in the form as attached hereto as Exhibit 4 (the “Consulting Service Agreements”). Nuvve’s obligation to enter into the service agreement in accordance with section 4 is conditioned upon Nuvve’s prior written approval of Exhibit 4 and the key terms.

5.	Option Right to Enter into Aggregation Service Agreement

5.1	OMNIA and the Swedish SPV hereby grant Nuvve an exclusive option right (“Aggregation Option Right”) to enter into an aggregation service agreement in relation to the Envisaged Project (“Aggregation Service Agreement”).

5.2	The Aggregation Option Right may be exercised by Nuvve at any time during the Aggregation Option Period (as defined below) by providing written notice to OMNIA of its intention to exercise the Aggregation Option Right (“Aggregation Exercise Notice”).

5.3	The “Aggregation Option Period” shall commence on the Signing Date and shall continue for a period of fifteen (15) years.

5.4	Aggregation Option Right Terms

Upon receiving an Aggregation Exercise Notice, the Parties shall execute, in good faith, a definitive agreement for the Aggregation Service Agreement. The terms and conditions of the Agreement shall be substantially in the form attached hereto as Exhibit 5.4. In any case, the terms of the Aggregation Service Agreement shall not be less favorable to Nuvve than the terms set forth in Exhibit 5.4, unless Nuvve consents to less favorable terms.

5.5	OMNIA and the Swedish SPV shall, without undue delay, notify Nuvve in writing about any material occurrences that may affect Nuvve’s decision to exercise the Aggregation Option Right. OMNIA and the Swedish SPV shall also provide Nuvve with the necessary information and documentation to enable Nuvve to determine whether to exercise the Aggregation Option Right.

6.	Option Right to Acquire Marviken Assets

6.1	General Provisions

6.1.1	In exchange for Nuvve’s issuance of the Option Consideration to OMNIA and/or its designees, OMNIA and the Swedish SPV hereby grant Nuvve an exclusive option right (“Option Right”) to acquire the Interconnector Agreement and the Lease Agreement (“Transaction”). Nuvve shall issue the Option Consideration to OMNIA and/or its designees upon execution of this CA in accordance with Exhibit 6.2.6(a), as defined below.

6.1.2	Notwithstanding anything to the contrary in this CA or in Exhibit 6.2.6(a), no issuance, vesting, conversion, transfer, release or deposit into escrow of any Preferred Stock, Common Stock or any other equity instrument (including the Option Consideration) shall occur prior to:

i)	The Transfer of Lease Agreement

ii)	The transfer of the grid connection

6.1.3	OMNIA and the Swedish SPV shall, without undue delay, notify Nuvve in writing about any material changes to the Interconnector Agreement and the Lease Agreement. This includes, but is not limited to, the Swedish SPV entering into the Interconnector Agreement. OMNIA and the Swedish SPV shall also provide Nuvve with the necessary information and documentation to enable Nuvve to determine whether to exercise the Option Right.

6.1.4	The Option Right may be exercised by Nuvve at any time during the Option Period (as defined below) by providing written notice to OMNIA of its intention to exercise the Option Right (“Exercise Notice”).

6.1.5	The “Option Period” shall commence on the Signing Date and shall continue for a period of fifteen (15) years.

6.2	Option Right Terms

Upon receiving an Exercise Notice, the Parties shall negotiate and execute, in good faith, a definitive agreement for the transfer and assignment of the Interconnector Agreement and the Lease Agreement to Nuvve (“Agreement”). The terms and conditions of the Agreement shall be mutually agreed upon by the Parties, but shall not be less favorable to Nuvve than the terms set forth in this Section 6.2, unless Nuvve consents to less favorable terms.

6.2.1	Sold Assets

Nuvve acquires and assumes all rights, obligations, and benefits under the Interconnector Agreement and the Lease Agreement with effect as of a closing date to be specified by the Parties (“Sold Assets”).

The Sold Assets consist exclusively of:

(a)	The Interconnector Agreement, including all rights, obligations, benefits, and entitlements thereunder;

(b)	all rights to receive any payments, rebates, or other benefits under the Interconnector Agreement;

(c)	all rights to enforce the terms of the Interconnector Agreement against the grid operator;

(d)	the Lease Agreement, including all rights, obligations, benefits, and entitlements thereunder;

(e)	all rights to use and occupy the land specified in the Lease Agreement;

(f)	all rights to enforce the terms of the Lease Agreement against the lessor; and

(g)	all rights to receive any benefits or entitlements under the Lease Agreement.

6.2.2	Excluded Assets

The following assets shall be excluded from the Transaction (“Excluded Assets”):

(a)	All tangible assets relating to the Envisaged Project, including but not limited to battery energy storage equipment, transformers, switchgear, control systems, land, buildings, and other physical infrastructure, excluding the land use rights under the Lease Agreement;

(b)	all permits, licenses, and governmental authorizations relating to the Envisaged Project, other than those specifically incorporated into the Interconnector Agreement and the Lease Agreement;

(c)	all contracts, agreements, and arrangements relating to the Envisaged Project, other than the Interconnector Agreement and the Lease Agreement;

(d)	all intellectual property rights relating to the Envisaged Project;

(e)	any claims for the refund of any taxes, social security contributions or other public charges (together with any penalties, fines, interests or addition thereto) (“Taxes”) relating to any Tax assessment period (“Tax Period”) ending prior to the effective date to be specified by the Parties;

(f)	any rights and claims related to any Excluded Asset; and

(g)	all other assets not specifically included in the Sold Assets as described in Section 6.2.1.

6.2.3	Assumed Liabilities

Nuvve assumes, subject to the terms and conditions of the definitive Agreement, with commercial effect as of the effective date to be specified by the Parties, the following liabilities to the extent that they relate exclusively to the Interconnector Agreement and the Lease Agreement (“Assumed Liabilities”):

(a)	Obligations and liabilities arising under the Interconnector Agreement that accrue after the effective date to be specified by the Parties, including but not limited to payment obligations for interconnection services, grid fees, and other charges;

(b)	obligations to comply with the technical and operational requirements specified in the Interconnector Agreement after the effective date to be specified by the Parties;

(c)	liabilities to the grid operator arising from Nuvve’s operation or use of the Interconnector Agreement after the effective date to be specified by the Parties;

(d)	obligations and liabilities arising under the Lease Agreement that accrue after the effective date to be specified by the Parties, including but not limited to rent payments, maintenance obligations, and other charges specified in the Lease Agreement;

(e)	obligations to comply with the terms and conditions of the Lease Agreement after the effective date to be specified by the Parties, including use restrictions, maintenance requirements, and other covenants;

(f)	liabilities to the lessor of the Lease Agreement arising from Nuvve’s use or occupation of the land under the Lease Agreement after the effective date to be specified by the Parties.

6.2.4	Excluded Liabilities

Nuvve shall not assume, and the Swedish SPV shall retain, any obligation and liability of the Swedish SPV other than the Assumed Liabilities and in particular none of the following obligations or liabilities (“Excluded Liabilities”) shall be Assumed Liabilities, provided that in the event that any Excluded Liability arises, or is assumed by Nuvve by operation of law, the Swedish SPV shall internally, as between Nuvve and the Swedish SPV, remain exclusively responsible and shall indemnify and hold harmless Nuvve therefor:

(a)	Any obligations or liability relating to any Excluded Asset;

(b)	any obligation or liability arising from any failure by the Swedish SPV, on or prior to the effective date to be specified by the Parties, to comply with any applicable law, regulation, or contractual obligation;

(c)	any obligation or liability related to any governmental grant or subsidy to the Swedish SPV on or prior to the effective date to be specified by the Parties;

(d)	any obligation or liability related to any pending proceedings, litigation or disputes;

(e)	any obligations or liabilities arising under the Interconnector Agreement or the Lease Agreement that relate to periods prior to the effective date to be specified by the Parties;

(f)	any obligation or liability for (i) any breaches of contract or (ii) any injury or damage caused by services rendered by the Swedish SPV on or prior to the effective date to be specified by the Parties; and

(g)	all other obligations and liabilities not specifically assumed by Nuvve under Section 6.2.3.

6.2.5	Consent

Prior to the Signing Date, the necessary consents shall be obtained, including, but without limitation:

(a)	Necessary shareholders’ or directors’ resolutions of the Swedish SPV, OMNIA, and Nuvve;

(b)	the grid operator has consented to the transfer of the Interconnector Agreement to Nuvve;

(c)	the lessor of the Lease Agreement has consented to the transfer of the Lease Agreement to Nuvve.

6.2.6	Consideration

(a)	The consideration for the Sold Assets shall be made by issuing the Preferred Stock set forth in Exhibit 6.2.6(a), which shall be issued to OMNIA in accordance with the vesting schedule and conditions specified therein.

(b)	The Parties acknowledge and agree that the value of the Envisaged Project to Nuvve is greatly impacted by time and cost assumptions, which should impact the ability to vest and the consideration paid. Accordingly, the vesting of consideration under Exhibit 6.2.6(a) is expressly subject to the material deviation protections set forth in Exhibit 6.2.6(a), including, but not limited to, protections relating to:

(i)	Material delays in battery delivery or completion of the Envisaged Project;

(ii)	material differences in actual costs of the Envisaged Project compared to OMNIA’s Financial Model assumptions; and

(iii)	material differences in debt interest terms or other financing arrangements compared to OMNIA’s Financial Model assumptions.

(c)	In the event of any material deviation from OMNIA’s Financial Model assumptions as described in Exhibit 6.2.6(a), the Parties shall be obligated to work in good faith to adjust the vesting schedule and/or future consideration to reflect the actual conditions and their impact on the Envisaged Project’s value to Nuvve.

(d)	The provisions of this Section 6.2.6 and Exhibit 6.2.6(a) are integrated and shall be read together. In the event of any inconsistency between this Section 6.2.6 and Exhibit 6.2.6(a), the more specific provisions of Exhibit 6.2.6(a) shall prevail.

(e)	The Financial Model referenced in this CA and Exhibit 6.2.6(a) constitutes a fundamental basis for the Transaction, and material deviations from its assumptions may affect both the timing and amount of consideration payable to OMNIA.

(f)	Notwithstanding any vesting triggers, milestones or release mechanisms set forth in this Section 6.2.6 or in Exhibit 6.2.6(a), no vesting, release, conversion or delivery of shares shall occur, and the escrow agent shall not be instructed to accept or release any shares, until the conditions precedent set out in Section 6.1.2 and Section 6.2.7 have been fully satisfied or waived by Nuvve in its sole discretion. Any purported vesting or release mechanism prior to such satisfaction shall be null and void.

6.2.7	Closing conditions

The obligation of each party of this Transaction to consummate the Transaction is subject to the satisfaction or waiver (where permitted by law) of the following conditions precedent:

(a)	Completion of due diligence by Nuvve satisfactory to Nuvve in its reasonable discretion;

(b)	accuracy of warranties of the other party as of the closing date to be specified by the Parties;

(c)	compliance by the Parties with all covenants contained in the Agreement;

(d)	no material adverse change in the Interconnector Agreement, the Lease Agreement, or the rights thereunder; and

(e)	receipt of all necessary regulatory approvals.

6.2.8	Consummation of the Agreement

The closing of the Transaction contemplated by the Agreement shall occur on the closing date to be specified by the Parties. On this closing date, the following actions and events shall be taken or take place simultaneously at the offices of Nuvve Holdiung Corp, 2488 Historic Decatur Road, Suite 230, San Diego, Ca 92106, or at such other place as agreed between the Parties:

(a)	The Swedish SPV transfers and assigns to Nuvve and Nuvve accepts such transfer and assignment, subject to the terms and conditions of the Agreement, with effect in rem as of the closing date to be specified by the Parties, the Interconnector Agreement and the Lease Agreement, including all rights, obligations, benefits, and entitlements thereunder;

(b)	the Swedish SPV and Nuvve execute the Service Agreements in accordance with Section 4;

(c)	Nuvve pays the remaining consideration in accordance with Exhibit 6.2.6;

(d)	the Swedish SPV notifies the grid operator of the transfer and assignment of the Interconnector Agreement from the Swedish SPV to Nuvve; and

(e)	the Swedish SPV notifies the lessor of the Lease Agreement of the transfer and assignment of the Lease Agreement from the Swedish SPV to Nuvve.

6.2.9	Warranties

(a)	In the Agreement, the Swedish SPV warrants to Nuvve as of the signing date and as of the closing date to be specified by the Parties that:

(i)	The Swedish SPV has the full corporate power and authority to enter into the Agreement and to perform its obligations hereunder;

(ii)	the execution, delivery, and performance of the Agreement by the Swedish SPV have been duly authorized by all necessary corporate action;

(iii)	the Agreement constitutes a valid and binding obligation of the Swedish SPV, enforceable against the Swedish SPV in accordance with its terms;

(iv)	the Swedish SPV has good and marketable title to the Interconnector Agreement and the Lease Agreement, free and clear of all liens, encumbrances, and third-party rights;

(v)	the Interconnector Agreement and the Lease Agreement are valid, binding, and in full force and effect;

(vi)	the Swedish SPV has not received any notice of default or termination under the Interconnector Agreement or the Lease Agreement;

(vii)	to the best of the Swedish SPV’s knowledge, there are no pending or threatened claims, disputes, or proceedings that would materially adversely affect the Interconnector Agreement, the Lease Agreement, or the Swedish SPV’s ability to transfer the same;

(viii)	the transfer of the Interconnector Agreement to Nuvve does not require any consent other than the consent of the grid operator, which as of the closing date to be specified by the Parties has been obtained;

(ix)	the transfer of the Lease Agreement to Nuvve does not require any consent other than the consent of the lessor of the Lease Agreement, which as of the closing date to be specified by the Parties has been obtained; and

(x)	the Swedish SPV has complied with all applicable laws, regulations, and ordinances in connection with the Interconnector Agreement and the Lease Agreement.

(b)	Nuvve warrants to the Swedish SPV as of the signing date and as of the closing date to be specified by the Parties that:

(i)	Nuvve has the full corporate power and authority to enter into the Agreement and to perform its obligations hereunder;

(ii)	the execution, delivery, and performance of the Agreement by Nuvve have been duly authorized by all necessary corporate action;

(iii)	the Agreement constitutes a valid and binding obligation of Nuvve, enforceable against Nuvve in accordance with its terms.

6.2.10	Taxes

(a)	The Swedish SPV shall indemnify and hold harmless Nuvve from and against any liability of Nuvve for Taxes arising in relation to any event, act or omission occurring on or before the effective date to be specified by the Parties or in relation to any income, profits or gains earned, accrued or received in any period ending on or before the effective date to be specified by the Parties, in each case relating to the Interconnector Agreement or the Lease Agreement, except to the extent that such Taxes have been paid prior to the effective date to be specified by the Parties.

(b)	Nuvve shall indemnify and hold harmless the Swedish SPV from and against any liability of the Swedish SPV for Taxes arising in relation to any event, act or omission occurring after the effective date to be specified by the Parties or in relation to any income, profits or gains earned, accrued or received in any period ending after the effective date to be specified by the Parties, in each case relating to the Interconnector Agreement or the Lease Agreement.

6.2.11	Indemnification

(a)	Survival

All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive and will continue in full force and effect for a period from the signing date to be specified by the Parties until the date that is the three (3) year anniversary from this signing date, except for tax matters claims which will survive eight (8) years from this signing date (the applicable date on which a representation, warranty, covenant, or agreement expires pursuant to the foregoing, the”Survival Date”).

(b)	Indemnification of Nuvve

The Swedish SPV shall indemnify and hold harmless Nuvve and their respective successors and their respective affiliates and representatives (collectively, the “Nuvve Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, actions, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees but excluding (i) any frustrated expenses, and (ii) any incidental expenses or internal costs incurred by Nuvve (collectively “Losses”) that may be paid, suffered or incurred by any Nuvve Indemnified Party that result from (including any allegations of third parties that if true would constitute): (a) any inaccuracy or breach of any warranty made by the Swedish SPV in the Agreement or any schedule, certificate or exhibit related thereto; (b) any failure by the Swedish SPV to perform or fulfil any of its covenants, obligations or agreements required to be performed by the Swedish SPV under the Agreement; or (c) any action relating to any matter referred to in clauses (a) through (b) above.

(c)	Indemnification of the Swedish SPV

Nuvve shall indemnify and hold harmless the Swedish SPV and their respective successors and their respective affiliates and representatives (collectively, the “Swedish SPV Indemnified Parties”) from and against any and all Losses that may be paid, suffered or incurred by any Swedish SPV Indemnified Party that result from (including any allegations of third parties that if true would constitute): (a) any inaccuracy or breach of any warranty made by Nuvve in the Agreement or any schedule, certificate or exhibit related thereto; (b) any failure by Nuvve to perform or fulfil any of its covenants, obligations or agreements required to be performed by Nuvve under the Agreement; or (c) any action relating to any matter referred to in clauses (a) through (b) above.

(d)	Indemnification Procedures

(i)	Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”).

(ii)	The Indemnified Party shall afford to the Indemnifying Party reasonable access during normal business hours, to all their respective personnel who may have knowledge of the facts and circumstances, and to all their respective properties, books, Contracts and records, relating to any claim by an Indemnified Party pursuant to Section 6.2.11(b) or Section 6.2.11(c) (as applicable) and otherwise reasonably cooperate with the Indemnifying Party in investigating any such claim.

(iii)	In the event the Indemnifying Party does not dispute the claim or only disputes a portion thereof, then the amount of the claim or the portion thereof not disputed shall be deemed to be admitted (an “Admitted Liability”). Upon the occurrence of an Admitted Liability, the Indemnifying Party shall promptly pay to the Indemnified Party an amount equal to the Admitted Liability by wire transfer of immediately available funds.

(iv)	In the event the Indemnifying Party shall dispute the validity of all or any amount of a claim, the Indemnifying Party shall, within forty (40) calendar days of its receipt of the claim, execute and deliver to the Indemnified Party a notice setting forth with reasonable particularity the grounds and the basis upon which the claim or any portion thereof is disputed (the “Dispute Statement”). If the Indemnifying Party delivers a Dispute Statement, then the amount of the claim disputed by the Indemnifying Party in such Dispute Statement shall not be payable to the Indemnified Party until either (i) Nuvve and the Swedish SPV agree in writing to the resolution of the amount of the claim disputed by the Indemnifying Party in such Dispute Statement or (ii) an arbitral panel or a court of competent jurisdiction in accordance with Section 6.2.14 enters a final non-appealable decree, order, judgment, or settlement directing the payment to such Indemnified Party of the amount of the claim disputed by the Indemnifying Party in such Dispute Statement. Upon such written agreement or final decree, order, judgment, or settlement, as the case may be, the Indemnifying Party shall promptly pay to the Indemnified Party an amount equal to the amount of such claim so agreed or ordered to be paid by wire transfer of immediately available funds.

(v)	If a claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within fifteen (15) calendar days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it at its sole expense. Notwithstanding the foregoing, (x) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Section 6.2.11 with respect to such claim and (y) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld. The Indemnified Party shall not pay or settle any such claim without the Indemnifying Party’s consent, such consent not to be unreasonably withheld.

(e)	Cumulative Remedies

The rights and remedies provided in this Section 6.2.11 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

6.2.12	Guarantor

OMNIA unconditionally and irrevocably guarantees to Nuvve the due and punctual payment and performance of all obligations of the Swedish SPV under the Agreement. In particular, OMNIA guarantees the full and timely payment of all amounts due to Nuvve under the Agreement.

6.2.13	Costs

All expenses, costs, fees and charges in connection with the Transactions including, without limitation, fees for legal services, shall be borne by the party commissioning the respective costs, fees and charges.

6.2.14	Governing law; Jurisdiction

(a)	Except for any disputes or claims arising out of or in connection with the Preferred Stock, the Agreement and any disputes or claims arising out of or in connection with its subject matter shall be governed by and construed in accordance with the laws of Sweden, without regard to i) the UN Convention on the Sale of Goods and ii) its conflict of laws principles.

(b)	Except for any disputes or claims arising out of or in connection with the Preferred Stock, any dispute arising out of or in connection with this Agreement shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (SCC) in accordance with the SCC Rules. The seat of arbitration shall be Stockholm, Sweden, and the language shall be English. The arbitral award shall be final and binding.

6.2.15	Miscellaneous

(a)	The Agreement and its exhibits shall supersede all previous understandings, oral or written letters of intent and other legally binding or non-binding agreements between or among the Parties regarding the subject of the Agreement.

(b)	Amendments and additions to the Agreement shall be valid only if they comply with written-form requirements unless a stricter form is prescribed by statute. This shall also apply to any amendment or addition to the written-form requirement provided for in sentence 1.

(c)	The exhibits named in the Agreement are an integral part thereof. Unless otherwise specified in the Agreement, if there is a disparity between an exhibit and any provision of the Agreement, the latter shall prevail.

(d)	If any provision of the Agreement is or becomes invalid or inapplicable in whole or in part, or if the Agreement contains a lacuna, this shall have no effect on the validity of the other provisions. The invalid or unenforceable provision shall be deemed to have been replaced by a valid and enforceable provision which reflects the meaning and purpose of the invalid or unenforceable provision. In the event of a lacuna, the provision which reflects what would have been agreed according to the meaning and purpose of the Agreement if the matter had been considered at the outset shall be deemed to apply. This shall also apply if the invalidity of a provision is attributable to a unit of performance or time stipulated in the Agreement; in such cases the agreed unit of performance or time shall be deemed to have been replaced by a unit which lawfully and as closely as possible reflects the original intention.

(e)	If any provision of the Agreement needs to be interpreted or expanded, this shall be done in a manner which as far as possible preserves the spirit, content and purpose of the Agreement. In so doing, those provisions shall be deemed to apply which the Parties would have concluded had they been aware of the need for interpretation or expansion at the time the Agreement was concluded.

(f)	The Agreement constitutes the whole and only agreement and understanding between the Parties in relation to its subject matter. All previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties or any of them with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing, except insofar as any such thing is in terms repeated or otherwise reflected in the Agreement.

7.	Written Notices

Notices to be given in writing under the CA shall be delivered either by hand or courier company, with an advance copy sent by email. Notifications shall be sent to the addresses most recently designated by Nuvve or OMNIA. A written notice shall be deemed to have been received at the time of delivery by hand or courier company.

8.	Assignment and Performance through affiliates

Nuvve may assign or transfer this CA and any rights or obligations hereunder (including any options, rights of first refusal, or rights to acquire assets or enter into future agreements) to any Affiliate of Nuvve, without the consent of OMNIA or the Swedish SPV. Nuvve may perform its obligations under this CA through any affiliate or subcontractor.

OMNIA and the Swedish SPV may not assign or transfer this CA without Nuvve’s prior written consent.

9.	Change of Control of Nuvve

A Change of Control of Nuvve shall not constitute a breach of this CA, shall not require any consent from OMNIA or the Swedish SPV, and shall not affect or restrict Nuvve’s ability to exercise any of its rights or perform any of its obligations under this CA.

For the avoidance of doubt, ordinary capital market transactions, issuances of securities, restructurings within the Nuvve group, or changes in ownership resulting from public trading of shares shall not trigger any approval right or termination right for the counterparties.

10.	General Provisions

10.1	This CA constitutes a standalone agreement between OMNIA, the Swedish SPV, and Nuvve. The rights and obligations set forth herein are intended to be comprehensive and govern the relationship between the parties with respect to the subject matter herein.

10.2	This CA shall be governed by Swedish law law and without regard to the UN Convention on the Sale of Goods and its conflict of laws principles. Any dispute arising out of or in connection with this CA shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (SCC) in accordance with the SCC Rules.The seat of arbitration shall be Stockholm, Sweden, and the language shall be English. The arbitral award shall be final and binding.

10.3	This CA and its terms shall be treated as confidential by the Parties and shall not be disclosed to any third party without the prior written consent of the other Parties, except that disclosure may be made:

a)	as required by law, regulation, court order, stock exchange rules (including Nasdaq rules) or the rules of any other applicable securities market;

b)	to regulators, governmental authorities, or persons exercising supervisory powers over a Party;

c)	to a Party’s legal, financial or technical advisers, auditors, insurers or financing sources (including potential or actual lenders and equity providers), provided such persons are bound by customary confidentiality obligations;

d)	by Nuvve or its affiliates, to the extent necessary for public company reporting, securities law compliance, or investor communications, provided that price-sensitive or confidential information is only disclosed to the extent strictly required.

10.4	This CA and its exhibits shall supersede all previous understandings, oral or written letters of intent and other legally binding or non-binding agreements between or among the Parties regarding the subject of the CA.

10.5	Amendments and additions to the CA shall be valid only if they comply with written-form requirements unless a stricter form is prescribed by statute. This shall also apply to any amendment or addition to the written-form requirement provided for in sentence 1.

10.6	The exhibits named in the CA are an integral part thereof. Unless otherwise specified in the CA, if there is a disparity between an exhibit and any provision of the CA, the latter shall prevail.

10.7	If any provision of the CA is or becomes invalid or inapplicable in whole or in part, or if the CA contains a lacuna, this shall have no effect on the validity of the other provisions. The invalid or unenforceable provision shall be deemed to have been replaced by a valid and enforceable provision which reflects the meaning and purpose of the invalid or unenforceable provision. In the event of a lacuna, the provision which reflects what would have been agreed according to the meaning and purpose of the Agreement if the matter had been considered at the outset shall be deemed to apply. This shall also apply if the invalidity of a provision is attributable to a unit of performance or time stipulated in the CA; in such cases the agreed unit of performance or time shall be deemed to have been replaced by a unit which lawfully and as closely as possible reflects the original intention.

10.8	If any provision of the CA needs to be interpreted or expanded, this shall be done in a manner which as far as possible preserves the spirit, content and purpose of the CA. In so doing, those provisions shall be deemed to apply which the Parties would have concluded had they been aware of the need for interpretation or expansion at the time the CA was concluded.

10.9	The CA constitutes the whole and only agreement and understanding between the Parties in relation to its subject matter. All previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties or any of them with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing, except insofar as any such thing is in terms repeated or otherwise reflected in the CA.

***

AS WITNESS the signatures of the Parties or their duly authorised representatives on the date first written at the beginning of this Agreement

Oelion AB
/s/ Leo Adler
Leo Adler
Director

Nuvve Holding Corp.
San Diego, the 6th Day of March 2026
/s/ Gregory Poilasne
Gregory Poilasne
CEO

OMNIA Global
/s/ Daniel Hansen
Daniel Hansen
CEO

Exhibit (E) – Oelion AB Lease Agreement And Grid Access (50MW)

1(7)

LAND LEASE AGREEMENT

Between:

Oelion AB ("**Tenant**"), Reg. No. 559481-1308, Kungsportsavenyen 26, Box 19055, 400 12 Gothenburg, Sweden

and

Marviken TWO AB ("**Landowner**"), Reg. No. 559223-1491, Kungsportsavenyen 26, Box 19055, 400 12 Gothenburg, Sweden

(Hereinafter collectively referred to as the "Parties" and individually as a "Party").

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1. BACKGROUND

1.1 The Landowner is the registered owner of the property **Norrköping Ramnö 1:7** (the "Property"). There is an approved building permit for establishing a BESS facility on the Property. The Tenant wishes to establish a BESS facility on the Property and, for this purpose, needs to lease land.

1.2 Based on the above, the Parties have agreed that the Tenant shall lease land from the Landowner under the terms and conditions outlined in this lease agreement (the "Agreement").

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2. GRANT OF LEASE

2.1 The Landowner hereby grants the Tenant the right to use the land area on the Property as indicated in **Appendix 2.1** (the "Leased Area").

2.2 The Leased Area is granted for the purpose of establishing, maintaining, and commercially operating an energy storage facility (the "Battery Park"). The Parties aim for the Battery Park, at targeted expansion and capacity, to comprise a total of up to **50 MWh**. The Parties share the common goal of achieving maximum expansion as soon as possible.

2.3 The Tenant is entitled to construct and maintain the BESS facility within the Leased Area. This includes, but is not limited to, foundations, batteries, power electronics, transformer stations, measurement stations, fences, weather protection, temporary buildings, and other structures and installations necessary for the construction and operation of the BESS facility.

2.4 The Tenant is responsible for operating within the permits required for its operations on the Leased Area and must conduct its activities in accordance with applicable laws, regulations, authority directives, and the permits issued for the construction, establishment, and operation of the BESS facility.

2(7)

3. CONDITION AND PREPARATION

3.1 The Leased Area is leased in its existing condition. The Tenant must keep the Leased Area well-maintained and in good order. The Tenant is not responsible for maintenance unrelated to its operations.

3.2 The Tenant is entitled to establish and maintain temporary storage areas and turning spaces within the Leased Area during the construction of the BESS facility.

3.3 The Landowner has both the right and the obligation to clear trees designated by the Tenant within the Leased Area at its own expense to facilitate the establishment of the Battery Park. The felled trees shall remain the property of the Landowner and must be handled by the Landowner. If the Landowner fails to clear the designated trees within a reasonable time, the Tenant shall have the right to carry out the clearing at the Landowner's expense. The felled trees shall remain the property of the Landowner and must be placed at a location designated by the Landowner within the Property.

3.4 The Tenant is responsible for and shall carry out all necessary ground preparation work within the Leased Area at its own expense. The Tenant has the right to clear undergrowth, grass, and bushes within the Leased Area at its own expense. Additionally, the Tenant may, at its own expense and after consultation with the Landowner, fell individual trees within the Leased Area that are not covered under **Clause 3.3**. Such felled trees shall remain the property of the Landowner and must be placed at a location designated by the Landowner within the Property.

3.5 During the construction of the Battery Park, the Tenant is entitled to temporarily use areas outside the Leased Area but within the Property, as designated by the Landowner. If such areas need to be used for more than **two (2) months**, the Tenant shall compensate the Landowner for the excess period as per a separate agreement between the Parties.

4. INFRASTRUCTURE

4.1 The Tenant has the right to use the Landowner's existing roads within the Property to access the Leased Area. The Tenant is further entitled to widen, straighten, and/or reinforce existing roads and construct new roads within the Property and the Leased Area. The construction of new roads must be carried out in consultation with the Landowner with the objective of minimizing inconvenience to the Landowner. Constructed roads shall, after the expiration of the lease period, be transferred to the Landowner free of charge or restored to their original condition if the Landowner so prefers. The Landowner retains the right to use any roads newly constructed by the Tenant outside the fenced project area. If any damage occurs to a road, whether caused by the Tenant or the Landowner, the responsible Party must promptly repair the damage at its own expense.

4.2 The Tenant has the right to connect the BESS facility to the high voltage Substation on the Landowner's land and operated by Vattenfall. The Tenant has the right to use existing

4(7)

signed. If the lease committee's review results in the exemption being denied, the Agreement shall otherwise remain valid.

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7. LEASE FEE

7.1 The annual lease fee for the entire capacity of 50 MWh is agreed to be 5% of all revenues generated by the battery storage established on the Leased Premises.

7.2 All revenues include income from balancing services sold through an aggregator and other income related to load-shifting, peak-shaving, or backup power supplied locally to other entities at the site.

7.3 Applicable value-added tax (VAT) at the time of payment shall be added.

7.4 The lease fee shall be paid by the Tenant on a monthly basis to an account designated by the Landowner.

7.6 The Tenant shall be responsible for fees, property tax, and other costs incurred as a result of the Tenant's activities on the Leased Premises. If the Property is subject to additional fees or taxes due to the Tenant's operations within the Leased Premises or BESS facility, the Tenant shall fully compensate the Landowner for such fees and taxes.

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8. CONFIDENTIALITY

Each Party undertakes not to disclose any information about the content of the Agreement to third parties without the prior written consent of the other Party. The confidentiality obligation does not apply if a Party is required to disclose information by law, regulation, or government decision or if the Party needs to protect its rights in legal proceedings. The confidentiality obligation also does not apply to the Party's professional financial or legal advisors, financiers, or investors, provided that these individuals are bound by a corresponding confidentiality obligation.

9. INSURANCE AND LIABILITY

9.1 The Tenant undertakes to obtain and maintain appropriate insurance for the Tenant's operations, covering damages to both the Tenant's property and any damages for which the Tenant is liable under this Agreement.

9.2 The Tenant shall be liable for any damage to the Property caused by the Tenant's activities on the Leased Premises. The Tenant shall indemnify the Landowner against any claims for damages from third parties, provided that such claims arise from the Tenant's activities on the Leased Premises. The Tenant shall not be liable for damages unrelated to its activities on the Leased Premises.

9.3 The Tenant shall take all reasonable measures to prevent environmental damage. The Tenant undertakes, at its own expense, to remedy and restore any environmental damage

3(7)

electrical infrastructure within the Property for connection to the power grid, at the Landowner's cost price. Any connection costs shall be borne by the Tenant. The Tenant is entitled to utilize the Landowner's or an appointed third party's electricity contract to provide services. If such an electricity contract is utilized by the Tenant, the Landowner or the appointed third party shall resell the Tenant's battery capacity to an aggregator at the Landowner's or appointed party's cost price.

4.3 The Tenant has the right to install and lay underground cables and pipelines within the Leased Area and the Property, including but not limited to electrical lines, telecommunication cables, and fiber optic cables. Such installations must be placed in a manner that minimizes inconvenience to the Landowner.

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5. USE OF LEASED AREA

5.1 From **September 1, 2025**, until the expiration of the lease term, the Tenant shall have full and exclusive rights to the Leased Area. However, the Landowner retains the right to use land that the Tenant does not require within the Leased Area. The Landowner undertakes not to obstruct roads necessary for the Tenant's transportation or maintenance of the BESS facility.

5.2 The Landowner guarantees that as of the Agreement Date, there is an issued building permit supporting the planned BESS facility on the Leased Area.

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6. VALIDITY AND TERMINATION

6.1 The lease is granted for **twenty (20) years**, commencing on **September 1, 2025**.

6.2 The Agreement must be terminated in writing no later than **twelve (12) months** before the expiration of the lease term. If not terminated, the Agreement shall automatically renew for successive periods of **five (5) years** each under the same terms and conditions. However, the Parties undertake to engage in good faith negotiations regarding a potential extension of the Agreement at least **twenty-four (24) months** before the expiration of the lease term.

6.3 The Tenant has the right to terminate the Agreement early with **twelve (12) months'** written notice. Lease payments shall continue until the Tenant has restored the land to the agreed condition.

6.4 The Landowner has the right to reclaim the Leased Area early if the Tenant fails to pay the agreed lease fee, subject to a **six (6) months'** notice period. Additionally, the Landowner may reclaim parts of the Leased Area after **eight (8) years**, with **twelve (12) months'** notice, if required for activities described in **Appendix 6.4**.

6.5 Each Party has the right to individually apply for an exemption from the lease committee regarding the Landowner's right to terminate the Agreement early according to Section 6.4. The application must be submitted within one (1) month from the date this Agreement is

5(7)

resulting from its operations within the Leased Premises. This obligation shall survive the termination of the Agreement.

10. NOTICES

Any demands, requests, complaints, or other notices from one Party to the other must be in writing and will be considered received by the other Party if sent via:

1. **Courier service**, in which case the notice is deemed received **two (2) business days** from the dispatch date.

2. **Registered mail**, in which case the notice is deemed received **three (3) business days** from the dispatch date.

3. **Email**, in which case the notice is deemed received on the same business day if sent between **08:00 and 17:00**, otherwise on the next business day.
The notice must be sent to the following addresses (or any other address as notified by one Party to the other under this provision):
Notice to the Tenant:
Name: Leo Adler
Email: leo@ai-capital.se
Notice to the Landowner:
Name: Niclas Adler
Email: niclas@i-power.se

11. TERMINATION OF THE AGREEMENT

Upon termination of the Agreement, the Tenant shall dismantle the Battery Park and its associated equipment, remove its property, and restore the Leased Premises to an acceptable condition. The Tenant's restoration obligations include leveling the ground and removing all installation materials, fencing, and any buildings or installations that exclusively serve the Battery Park.

12. TRANSFER AND SECURITY ASSIGNMENT

12.1 The Tenant has the right to transfer all its rights and obligations under this Agreement to a company within the same corporate group without the prior consent of the Landowner. The Tenant also has the right to transfer all its rights and obligations under this Agreement to a third party that the Landowner can reasonably accept. The Tenant shall notify the Landowner when such a transfer has taken place.

12.2 Additionally, the Tenant has the right to pledge the Agreement as security to a financier (or a group of financiers represented by an agent) (the "Financier"), who will then assume the Tenant's position in the Agreement. The Financier has the right to lease the property back to the Tenant. If the Tenant breaches agreements secured by this pledge, the Financier shall have the right to transfer the Agreement to another legal entity that the Landowner can reasonably accept.

6(7)

12.3 In the event of such a security assignment, the Landowner undertakes to sign a landowner declaration substantially in accordance with Appendix **12.3**, confirming acceptance of the security assignment and that the Financier has the right to transfer the lease to another legal entity if the Tenant breaches secured agreements.

12.4 The Landowner must inform the buyer of the content of this Agreement and ensure that the buyer remains bound by the Agreement if the Property is sold.

13. REGISTRATION

The Tenant has the right to register its rights under this Agreement in the land registry. Upon final termination of the lease, the Tenant shall ensure and bear the cost of removing such registration.

14. MISCELLANEOUS

14.1 Amendments and/or additions to this Agreement must be made in writing, dated, and signed by all Parties to be valid.

14.2 The Landowner undertakes not to engage in or grant third parties the right to conduct any activities within the Leased Premises.

15. APPLICABLE LAW AND DISPUTE RESOLUTION

15.1 Swedish law shall apply to this Agreement.

15.2 Disputes arising from this Agreement shall be finally settled through arbitration in accordance with the Rules for Simplified Arbitration of the Stockholm Chamber of Commerce Arbitration Institute. The arbitration shall be seated in Stockholm, and the proceedings shall be conducted in Swedish.

16. CONDITION PRECEDENT

16.1 The execution of this Agreement is subject to the condition precedent that the Tenant secures financing for at least 8 MWh BESS facility no later than June 30, 2026.

16.2 If this condition precedent is not fulfilled by June 30, 2026, either Party shall have the right to terminate the Agreement with immediate effect by providing written notice to the other Party. In such an event, neither Party shall have any further obligations or liabilities under this Agreement, except for obligations expressly stated to survive termination.

7(7)

Norrköping August 21, 2025

Oelion AB

Leo Adler

Marviken TWO AB

Niclas Adler

AGREEMENT – LEASE OF ACCESS TO GRID CONNECTION FOR ENERGY STORAGE PURPOSES

THIS AGREEMENT is made and entered into September 15, 2025 by and between Synthesis Analytics EDGE 1 AB (Company reg number 559280-2564) whose address is Kungsportsavenyen 26, Box 19055, 400 12 Göteborg, Sweden (hereinafter referred to as "Provider"), and Oelion AB, (Company reg number 559481-1308) Kungsportsavenyen 26, Box 19055, 400 12 Göteborg, Sweden (hereinafter referred to as "User").

ARTICLE I - GRANT OF ACCESS

The Provider, in consideration of the lease fees to be paid and the covenants and agreements to be performed and observed by the User, does hereby provide access to the User and the User does hereby lease the grid access with agreed capacity and performance features as described in Article V and by reference made a part hereof (the "Leased Access to Grid").

ARTICLE II - LEASE TERM

Section l. Total Term of Lease. The term of this Lease shall begin on the commencement date, as defined in Section 2 of this Article II, and shall terminate on January 31, 2046.

Section 2. Commencement Date. The "Commencement Date" is agreed to be February 1, 2026.

ARTICLE III - EXTENSIONS OF THE AGREEMENT AND EXPANSIONS OF CAPACITY

Section 1. Extensions. The parties hereto may elect to extend this Agreement upon such terms and conditions as may be agreed upon in writing and signed by the parties at the time of any such extension.

Section 2. Expansions. The parties may agree to expand the Leased Capacity and that should be done with minimum three-month notice.

Exhibit 2.1 – European Projects

Country	Project Name	Proj. Nr.	COD	MW
Sweeden	Marviken		Q1 2026	50
Romania	Sibiu	1	Q4 2026	42
	Brasov	2	Q4 2026	60
	Arad	3	Q1 2027	115
	Gura lalomitei	4	Q1 2027	115
	Dadmvoita	5	Q4 2026	120
	Teleorman	6	Q4 2026	5
Germany	Gottesgabe	7	Q4 2026	60
Austria	Hart	8	Q1 2027	15
	Gfohl	9	Q2 2027	20
	Brunn am Wild	10	Q2 2027	20
	Wilhelmsburg	11	Q2 2027	20
	Tillysburg	12	Q2 2027	20
Gulbaria	Inea			100
Subtotal				712
Grand Total				762

Or any similar project for which Omnia has supported or been involved in business development activity.

Exhibit 3.3(a) – Aggregation Service Agreement Terms

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